EXHIBIT 10.2

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amended and Restated Supply Agreement dated as of September 5, 2006 (the “Agreement”), is by and between TURBON INTERNATIONAL, INC., a corporation organized pursuant to the laws of State of Pennsylvania (“Turbon”) and TECKN-O-LASER GLOBAL COMPANY, a Nova Scotia, Canada unlimited liability corporation (“Purchaser”) (hereinafter Turbon and Purchaser are also referred to collectively as the “Parties” and each individually as a “Party”). This Agreement amends and restates that certain Supply Agreement among the Parties, dated as of August 4, 2006 (the “Original Agreement”).

W I T N E S S E T H

WHEREAS, Purchaser and Turbon have determined that it is mutually desirable for Turbon to supply to Purchaser the laser cartridges and other related imaging consumables listed in Appendix 1 attached hereto and made a part hereof (collectively, “Products”);

WHEREAS, Purchaser and Turbon desire to work together to achieve a long-term customer-supplier relationship that is in the best interests of both Parties and furthers the respective strategic goals of the Parties;

WHEREAS, Purchaser, Turbon and certain other parties identified therein have entered into an asset purchase agreement dated June 20, 2006 (the “Purchase Agreement”), pursuant to which, on August 4, 2006, Purchaser and Tecknolaser USA, Inc. sold certain of their assets used or useful in the operation of the segment of their business that sells and distributes laser cartridges and other related imaging consumables to original equipment manufacturers (OEMs), contract manufacturing customers, dealers, resellers, remanufacturers, wholesalers, buying groups, dealer networks and retailers (collectively, “Resellers”);

WHEREAS, the execution of this Agreement by Purchaser was a material inducement to Turbon to enter into the Purchase Agreement;

WHEREAS, the Parties wish to set forth the terms and conditions upon which Turbon shall supply Products to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Supply of Products and Purchase Orders

SECTION 1.1. Products To Be Supplied. Purchaser hereby agrees to purchase from Turbon and Turbon agrees to sell to Purchaser those Products identified by Purchaser’s purchase orders.

SECTION 1.2. Purchase Orders.

(a)          Notwithstanding the provisions set forth in Section 1.1 above, all purchases by Purchaser under this Agreement shall be pursuant to purchase orders substantially in the form attached hereto as Exhibit A (each a “Purchase Order”) which shall be issued periodically during the term of this Agreement. A Purchase Order shall specify the Products ordered (the “Ordered Products”), the quantities of such Ordered Products, and the requested date (the “Applicable Due Date” which will be no earlier than the quoted lead-time), price per unit, manner of delivery.

(b) Turbon agrees to accept all Purchase Orders for Ordered Products ordered by Purchaser solely in accordance with and on the terms set forth in this Agreement and such other terms and conditions as the Parties shall mutually agree upon.

(c) Turbon shall deliver the Products within the quoted lead-times. All Products sold pursuant to this Agreement will be sold f.o.b. Turbon’s plant, unless otherwise stated in a Purchase Order mutually agreed upon by the Parties.

ARTICLE II

Supply Criteria

SECTION 2.1. General. With regard to the quality of the Products, Turbon agrees to maintain quality standards as per current practice on the Closing Date.

SECTION 2.2. Compliance with Specifications. Products supplied by Turbon under this Agreement shall comply with the specifications (the “Specifications”), as per current practice on the Closing Date (the “Specification Criterion”).

SECTION 2.3. Price Criterion. Turbon shall offer to Purchaser a price for the Products (regardless of whether Purchaser uses such Products for new applications or gives such Products new part numbers) equal to the price list (Appendix 1) for the term of this Agreement; provided, however, the price of any Product will be reviewed periodically by Turbon (including without limitation, upon the request of Purchaser which shall not exceed once per month) to take account of changes in the price of raw materials, design changes and changes in market demand, among other commercially reasonable factors, and the price of any such Product will be adjusted accordingly. Turbon shall ensure that any such new price shall be reasonably competitive as compared to the market for such Product (the “Price Criterion”).

SECTION 2.4. Technology Criterion. With respect to each Product supplied to Purchaser, Turbon shall produce Products based on technology that is at least substantially equivalent to that utitilized in its current practice as of the Closing Date (the “Technology Criterion”). During the term of this Agreement, Turbon agrees to use commercially reasonable efforts to seek advancements in its technology in order to allow Turbon to produce market competitive Products.

SECTION 2.5. Delivery Criterion. Turbon recognizes the critical need to deliver Products on the Applicable Due Dates and acknowledges that time is of the essence in this regard (the “Delivery Criterion”); provided, however, that Turbon shall not be deemed to have breached the Delivery Criterion if it does not timely deliver Products as a result of Purchaser having exceeded the Credit Limit (as defined in Section 3.2).

SECTION 2.6. Exclusivity. Unless otherwise agreed in writing by Turbon, Purchaser shall exclusively purchase from Turbon its requirements for Products, or substantially similar products, to be sold to its customers (Resellers and otherwise); provided, however, that in the event that Turbon fails to comply in any material respect with Sections 2.2, 2.3, 2.4 or 2.5 above, Purchaser shall so notify Turbon in writing, whereupon Turbon shall have ten (10) days to cure its failure to so comply with Sections 2.2, 2.3, 2.4 or 2.5 above, as applicable, failing which Purchaser may order and purchase the affected Product(s) from third parties until such failure(s) are cured to Purchaser’s reasonable satisfaction. Nothing herein shall restrict Turbon from electing to discontinue the manufacture of any Product (each a “Discontinued Product”). Turbon agrees to provide Purchaser at least sixty (60) days’ advance notice of any discontinuance and, following such discontinuance, Purchaser may purchase the Discontinued Product from third parties.

ARTICLE III

Consideration

SECTION 3.1. Pricing. During the term of this Agreement, Purchaser shall, as consideration for Turbon’s supply of Products hereunder, pay to Turbon, with respect to Products ordered, amounts equal to the prices established in the Price Criterion, except as modified in accordance with Article II herein.

SECTION 3.2. Payment Obligations. Invoices for Purchase Orders shall be submitted to Purchaser upon delivery of the Products ordered therein, and such invoices shall be payable in full by Purchaser within thirty (30) days after receipt thereof. In the event Purchaser does not make payment in full within such period, such unpaid invoice shall bear interest at the rate of 12% per annum (or such lesser rate of interest as required by applicable law) until paid. In addition, Turbon may, among any other remedies it may have at law or equity, stop delivery of

Products until such time as Purchaser makes payment in full. Notwithstanding anything to the contrary contained in this Agreement, Turbon shall have no obligation to deliver Products in respect of any Purchase Order if, as a result of such delivery, the aggregate then-unpaid purchase price (or credit extended) for Products (whether or not actually invoiced) would exeed $200,000 (the “Credit Limit”). By way of example only, if Purchaser submits one or more Purchase Orders for Products, the aggregate price for which is $300,000, Turbon shall have no obligation to deliver Products unless and until Purchaser has paid Turbon, the amount of $100,000.

ARTICLE IV

Inspection by Purchaser

Notwithstanding anything herein to the contrary, Purchaser shall have a reasonable time to inspect any Products supplied by Turbon and shall not be required to accept delivery or supply of, nor shall Purchaser be responsible for payment for, any such Products which do not conform to the Specifications or otherwise do not substantially satisfy any other material requirement or condition contained in this Agreement.

ARTICLE V

Warranties; Certain Covenants

SECTION 5. 1. Warranties.

(a) Turbon hereby warrants, for a period of 365 days after shipment to Purchaser, to Purchaser for the benefit of Purchaser and purchasers of Purchaser’s products, (i) that Products supplied pursuant to this Agreement shall in all material respects be (a) in compliance with the Specifications and all other requirements and conditions contained in this Agreement, and (b) warranted to be free of defects in material and workmanship and,(ii) that Turbon will either (a) at its option, repair or replace, within a reasonable period of time, or (b) if Turbon is unable after using its best efforts to effectively perform such repair or replacement within a reasonable amount of time, refund the price of any Products previously paid for that fail to conform with the warranties in this Section 5.1. Turbon agrees to reimburse all reasonable shipping costs incurred by Purchaser in connection with any Products returned to Purchaser or Turbon pursuant to any warranty claim.

(b) Turbon warrants, and shall pass to Purchaser, good and marketable title to the Products supplied by Turbon hereunder, free and clear of all liens, claims, options, charges, security interests, encumbrances and restrictions of any kind.

(c) With respect to each Purchaser product containing Products supplied by Turbon under this Agreement and which are sold by Purchaser to Purchaser’s customers, the warranties under this Section 5.1 shall survive until the expiration of the 12-month period commencing on the date of acceptance of each Purchaser product by Purchaser (the “Acceptance Date”, such date not to exceed ten (10) business days after Purchaser’s receipt of such Products).

SECTION 5.2. Turbon shall comply with all applicable statutes, ordinances, rules, regulations, orders of public authorities or regulatory agencies, or other laws of the United States or Canada, or any state or province thereof, or any other applicable jurisdiction, relating in any manner to the manufacture, transfer, disposal or other disposition of Products supplied by Turbon to Purchaser pursuant to this Agreement. In the event Turbon’s compliance with this Section 5.2 causes Turbon to otherwise be in breach of this Agreement, such event shall be deemed a force majeure event under Section 10.8 below.

SECTION 5.3. The warranties contained in Article V are exclusive and in lieu of all other warranties, express or implied, and Turbon expressly disclaims and excludes any implied warranty of merchantability or implied warranty of fitness for a particular purpose. Turbon’s liability with respect to any breach of warranty in Section 5.1(a) (i) shall be limited as provided in Section 5.1(a) (ii). Turbon shall not be subject to and disclaims liability for all consequential, incidental, punitive and all speculative and contingent damages whatsoever. To the extent of any conflict between the warranties and representations in this Article V and any warranties or representations set forth in any Purchase Order, the warranties and representations set forth in the Purchase Order shall, in respect only of those Products purchased pursuant to that Purchase Order, control and shall supersede the conflicting provisions of this Article V.

SECTION 5.4. Except as otherwise expressly provided herein, Purchaser shall only sell or otherwise transfer Products pursuant to sales contracts, purchase orders, invoices and other terms and conditions including an express written disclaimer of warranties and limitation of liability for damages resulting from defects in the manufacture or design of Products, which disclaimer and limitation shall (i) expressly disclaim implied warranties of merchantability and fitness for a particular purpose, (ii) include Turbon as a beneficiary of the damage limitation, and (iii) otherwise be in a form reasonably acceptable to Turbon.

ARTICLE VI

Confidentiality

During the term of this Agreement, the parties agree to be bound by the confidentiality obligations set forth in that certain Mutual Non-Disclosure Agreement (the “NDA”), dated November 16, 2004, by and between Turbon, Turbon AG and Adsero Corp., the parent entity of Purchaser (“Adsero”), the terms of which are incorporated herein. Such confidentiality obligations shall survive any termination of the NDA.

ARTICLE VII

Assignability

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Turbon without the prior written consent of the other with such consent not to be unreasonably withheld; provided, however, that Turbon may assign this Agreement without the consent of Purchaser (i) to one of Turbon’s wholly-owned subsidiaries, (ii) to an entity that is under common control with Turbon or (iii) in connection with the sale of all or substantially all of the assets of the business line or division of Turbon that manufactures the Products or the sale or transfer of at least fifty-one percent (51%) of the outstanding voting securities of Turbon if such assignee expressly agrees to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, Purchaser may assign its rights and obligations hereunder to an entity that is under common control with Purchaser upon the prior written consent of Turbon. Adsero may not assign its obligations under this Agreement without the prior written consent of Turbon.

ARTICLE VIII

Cooperation

Under reasonable written notice, a Party shall furnish or cause to be furnished to the other Party and its representatives, employees, counsel and accountants access, during normal business hours, to such information (including books and records) and assistance relating to the Products as is necessary for any matter reasonably requested and relating to the purpose and scope of this Agreement; provided, however, that such access does not unreasonably disrupt the normal operations of the furnishing Party; and provided further, that the non-furnishing Party shall pay the reasonable out-of-pocket costs incurred by the furnishing Party furnishing cooperation.

ARTICLE IX

Specific Performance, Term and Termination, Non-Circumvent

SECTION 9.1. Specific Performance. Each of the Parties acknowledges that the rights, benefits and obligations of such Party pursuant to this Agreement are unique and that no adequate remedy exists at law if the other Party shall fail to perform certain of its obligations hereunder, and each Party therefore confirms and agrees that each Party’s right to equitable relief is, in certain circumstances as set forth below, essential to protect the interests of each Party hereto. Accordingly, (i) Purchaser acknowledges and agrees that Turbon shall, in addition to any other remedies which Turbon may have hereunder or at law, have the right to enjoin Purchaser’s breach or threatened breach of Purchaser’s obligations under Sections 2.6 and 6.2, and to compel Purchaser’s specific performance of Purchaser’s obligation to exclusively buy Products, and substantially similar products, from Turbon, and (ii) Turbon acknowledges and agrees that Purchaser shall, in addition to any other remedies which Purchaser may have hereunder or at law, have the right to enjoin Turbon’s breach or threatened breach of Section 6.1. In each instance, the Party against whom equitable relief is sought shall have no right to compel, and hereby covenants and agrees that it shall not seek to compel, the other Party to post a bond in connection with its application for equitable relief.

SECTION 9.2. Term. Subject to the provisions set forth in Section 9.3, this Agreement shall have an initial term of ten (10) years commencing on the Closing Date and shall automatically renew for successive one year periods unless either Party delivers notice to the other Party of its intent not to renew this Agreement, which notice shall be delivered at least one hundred eighty (180) days’ prior to the expiration of the initial term or then-current renewal term.

SECTION 9.3. Termination. This Agreement may be terminated as follows: (i) by a Party upon the commencement of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar law or the appointment of a successor, trustee, custodian, sequestator or similar official (each a “Proceeding”) with respect to the other Party hereto; (ii) by Turbon upon the commencement of a Proceeding with respect to Adsero; (iii) by a Party upon the occurrence of a material breach of any of the terms or provisions of this Agreement (other than a payment default by the Purchaser) by the other Party hereto (including Adsero with respect to Section 9.4) unless the breaching party cures such breach within such thirty (30) days after receipt of notice thereof; (iv) by Turbon upon Purchaser’s failure to pay when due any amount payable under this Agreement or (v) by Turbon if Adsero shall become insolvent or shall generally fail to pay its debts as they come due. Any termination or expiration of this Agreement shall not affect any confidentiality obligation hereunder for periods after termination, which obligations shall continue for the full term thereof, and shall not be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement. Termination by either Party pursuant to this Agreement shall not bar the Party terminating the Agreement from pursuing other legal remedies, including, without limitation, monetary damages for breach of contract.

SECTION 9.4. Non-Circumvent. Adsero covenants and agrees that it shall purchase, and it shall cause each of its subsidiaries to purchase, all of its and their requirements for Products from Turbon pursuant to the terms of this Agreement and not from other parties, except as expressly provided herein.

ARTICLE X

Miscellaneous

SECTION 10.1. Waivers. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect.

SECTION 10.2. Amendments; modifications. No amendment or modification to this Agreement or to the Specifications shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

SECTION 10.3. Notice. Any notice, request or other communication given hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed an follows:

(a) If to Purchaser:

Teckn-O-Laser Global Company

2101 Nobel Street

Sainte Julie, Quebec, Canada

J3E1Z8

Attention: Yvon Leveille, President

Telecopier: (450) 922-3996

with a copy to:

Gottbetter & Partners LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attention: Scott E. Rapfogel, Esq.

Telecopier: (212) 400-6901

(b) If to Turbon:

Turbon International, Inc.

2704 Cindel Drive

Cinnaminson, New Jersey 08077

Attention: Al DeLuca, Managing Director

of Finance and Operations

Telecopier: (856) 786-8052

with a copy to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, NY 10022

Attention: Edward C. Normandin, Esq.

Telecopier: (212) 326-0806

or at such other address or using such other methods of notice as the Parties may designate, and shall be deemed effective upon the date of transmittal. Notices, requests or communications given by other means shall not be deemed effective until actually received in writing by the addressee.

SECTION 10.4. Entire Agreement. This Agreement including the Schedules and any other Agreement referred to herein contains the entire agreement and understanding between the Parties with respect to the supply of the Products to Purchaser by Turbon from and after August 4, 2006. This Agreement supersedes any prior agreements, representations or understandings, both written and oral, between the Parties with respect thereto, including without limitation, the terms and conditions of the Original Agreement and that certain Strategic Supply Agreement, dated as of June 22, 2005, between Turbon AG, the sole stockholder of Turbon, and Adsero Corp., the beneficial owner of 100% of Purchaser’s capital stock.

SECTION 10.5. Covenant of Further Assurances; Third Party Beneficiary. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement. Curtis Young Corporation is an intended third party beneficiary of this Agreement.

SECTION 10.6. Publicity. Neither Party shall use the other’s name or refer to it directly or indirectly in an advertisement or news release without written approval from such Party for such use or release.

SECTION 10.7. Headings. The headings of the articles and paragraphs used in is Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

SECTION 10.8. Force Majeure. If either of the Parties is impeded in fulfilling its undertakings in accordance with this Agreement by compliance with Section 5.2 above or by acts of God, the impediment shall be considered a Force Majeure and the Party shall be exempted from liability for delays due to such reasons, provided always that it notifies the other Party thereof without undue delay after such a circumstance has occurred. Upon such notification, the Parties shall agree upon a reasonable extension of the delivery time, not to exceed the period of Force Majeure provided for herein. If, after three (3) months following notification of the Force Majeure condition, such condition persists, Purchaser may cancel the Purchase orders affected by the Force Majeure condition.

SECTION 10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 10.10. Governing Law; Jurisdiction. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of New York, without regard to such State’s principles of conflicts of law. Any action or proceeding arising out of or relating to this Agreement shall be adjudicated in a New York State or Federal court sitting in New York County, New York and each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the New York State or Federal courts sitting in New York County, New York in any such action or proceeding.

SECTION 10.11. Subcontracting. Turbon may, in its sole discretion, subcontract its obligations hereunder to one or more subcontractors who are under common control with Turbon.

SECTION 10.12. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, such holding shall not effect the validity or enforceability of any other provision herein.

ARTICLE XI

Guaranty

Adsero hereby unconditionally and irrevocably guarantees the performance of Purchaser’s obligations under this Agreement, including without limitation the payment obligations under Section 3.2. The obligations of Adsero under this Article XI shall be primary and, in any right of action accruing to Turbon hereunder, Turbon may proceed against Adsero without having first commenced any action against Purchaser. Adsero hereby waives notice of demand by Turbon. The terms of Section 10.10, Governing Law; Jurisdiction, are incorporated by reference into this Article XI.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TURBON INTERNATIONAL, INC.

By:  /s/ Al DeLuca

Name:  Al DeLuca

Title:  Managing Director

TECKN-O-LASER GLOBAL COMPANY

By:  /s/ Yvon Leveille

Name:  Yvon Leveille

Title:  President

Solely with respect to Section 9.4 and Article XI of this Agreement, the undersigned has caused this Agreement to be duly executed on the day and year first above written.

ADSERO CORPORATION

By:  /s/ Yvon Leveille

Name:  Yvon Leveille

Title:  President